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                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT

                   AMENDMENT NO. 1 TO RIGHTS AGREEMENT, dated as of February 9, 1997 (the "Amendment") by and between TheraTx, Incorporated, a Delaware corporation (the "Company"), and U.S. Stock Transfer Corporation (the "Rights Agent").

                                    RECITALS

                  WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of July 28, 1995 (the "Rights Agreement");

                  WHEREAS, Vencor, Inc., a Delaware corporation ("Vencor"), Peach Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Vencor ("Vencor Sub"), and the Company have entered into an Agreement and Plan of Merger dated as of February 9, 1997 (the "Vencor Merger Agreement") pursuant to which Vencor Sub will commence a tender offer for all outstanding shares of the Company's Common Stock on the terms set forth in the Vencor Merger Agreement (the "Offer") and, thereafter, will merge with and into the Company (the "Merger");

                  WHEREAS, the Board of Directors of the Company (including a majority of the Continuing Directors (as defined in the Rights Agreement)) has approved the Vencor Merger Agreement, the Offer and the Merger; and

                  WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable to reflect the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing.

                  Accordingly, the parties agree as follows:

                  1. Amendment of Section 1(a). Section 1(a) of the Rights Agreement is hereby amended by adding the word "(i)" after the word "foregoing," in the third line on page 2 and by adding the following after the word "Agreement" in the tenth line on page 2:

                  ", and (ii) none of Vencor, Vencor Sub or any of their respective Affiliates or Associates shall be deemed to be an "Acquiring Person" for any purpose of this Agreement by virtue of (x) the acquisition of Common Shares pursuant to the Offer or the Merger (each as defined in the Vencor Merger Agreement), (y) the execution, delivery and performance of the Vencor Merger Agreement, or (z) the consummation of the transactions contemplated by the Vencor Merger Agreement in accordance with the terms thereof."



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                  2.         Amendment  of Section  1(l).   Section 1(l)  of the
Rights Agreement is hereby amended by adding the following sentence at the end thereof:

                  "Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred as a result of the announcement or occurrence of (i) the acquisition of Common Shares by Vencor or Vencor Sub pursuant to the Offer or the Merger (each as defined in the Vencor Merger Agreement), (ii) the execution, delivery and performance of the Vencor Merger Agreement, or (iii) the consummation of the transactions contemplated by the Vencor Merger Agreement in accordance with the terms thereof."

                  3. Sections 1(gg), (hh) and (ii). The following subsections are hereby added after Section 1(ff) of the Rights Agreement:

                 "(gg) "Vencor" shall mean Vencor, Inc., a Delaware corporation.

                  (hh) "Vencor Merger Agreement" shall mean the Agreement and Plan of Merger dated as of February 9, 1997 by and among Vencor, Vencor Sub and the Company, as it may be amended from time to time.

                  (ii) "Vencor Sub" shall mean Peach Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Vencor, or any other direct or indirect wholly-owned subsidiary of Vencor that is substituted for Vencor Sub pursuant to the Vencor Merger Agreement."

                  4. Amendment of Section 7(a). Section 7(a) of the Rights Agreement is hereby amended by deleting the word "or" before the word "(iv)" in the tenth line thereof and by adding the following words at the end of Section 7(a) "or (v) immediately prior to the Effective Time (as such term is defined in the Vencor Merger Agreement)."

                  5.   Amendment  of  Section  13.   Section  13  of  the Rights
Agreement is hereby amended by adding the following after subsection (d) thereof:

                  "(e) Notwithstanding anything in this Section 13 or in this Agreement to the contrary, neither the acquisition of Common Shares pursuant to the Offer or the Merger (each as defined in the Vencor Merger Agreement), nor the execution, delivery and performance of the Vencor Merger Agreement or the consummation of the transactions contemplated by the Vencor Merger Agreement in accordance with the terms thereof (each, an "Excluded Transaction"), shall be deemed to be a transaction described in clause (1), (2) or (3) of Section 13(a) hereof and no Excluded Transaction shall cause the

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         Rights to be  adjusted or exercisable  in accordance with  this Section
13."

                  6. Effectiveness. This Amendment shall be deemed effective as of the date hereof. Except as amended hereby, the Rights
Agreement shall remain in full force and effect and shall be otherwise unaffected by this Amendment.

                  7. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.



                  [Remainder of page intentionally left blank]



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                  EXECUTED as of the date set forth above.



Attest:                                        THERATX, INCORPORATED


/s/ Jonathan H. Glenn                          /s/  Donald R. Myll
-------------------------                      ------------------------
Name:  Jonathan H. Glenn                       Name:  Donald R. Myll
Title: Vice President, Counsel                 Title: Senior Vice President and
       and Secretary                                  Chief Financial Officer


Attest:                                        U.S. STOCK TRANSFER CORPORATION


/s/ Enrique Artaza                             /s/ Richard C. Brown
-------------------------                      ------------------------
Name:  Enrique Artaza                          Name:  Richard C. Brown
Title: Vice President                          Title: Vice President